Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Essential Group, Inc.

We consent to the incorporation by reference in the transaction statement on Schedule 13E-3 (File No. 005-77938) of Essential Group, Inc. of our report dated March 23, 2006, relating to the consolidated balance sheet of Essential Group, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended then ended.

/s/ GRANT THORNTON LLP

Chicago, Illinois

January 18, 2007